EXHIBIT(H)(12)

                                 October 6, 2006

Mr. John W. Thompson
Chief Executive Officer
Thompson Plumb Funds
1200 John Q. Hammons Drive, 5th Floor
Madison, Wisconsin 53717

      Re: The LOAN AGREEMENT, as amended, restated, supplemented or otherwise modified hereby and from time to time in the future (the "Agreement"), originally dated as of October 1, 2004, by and between Thompson Plumb Funds, Inc., for the benefit of the Thompson Plumb Bond Fund (the "Borrower"), and U.S. BANK, N.A. (the "Bank").

Dear Mr. Thompson:

This letter (the "Third Amendment") when duly and validly executed by the Borrower shall amend the above referenced Agreement, effective as of November 15, 2006, such that:

            4. The Maturity Date in Section 1 shall be amended and restated to read as follows:

                  "Maturity Date" shall mean the later of (a) twenty (20) business days from the Effective Date, or (b) if after repayment in full by Borrower of the initial Loan, the Bank (at its sole discretion) approves a new Loan to Borrower hereunder, 20 days after the making of any such new Loan by the Bank or, (c) in any case not later than November 15, 2007.

            5. The definition of "Available Facility" in Section 1 shall be amended and restated to read:

                  "Available Facility" shall mean at any time, the lesser of (i) $1,000,000, (ii) 5% of the Net Assets of the Fund, (iii) 5% of the market value of the assets of the Fund which are recorded on the Borrower's books and records as belonging to the Fund, which are held by the Custodian and (iv) 5% of the sum of the market value of the following assets of the Fund: (A) NYSE Securities, (B) AMEX Securities, (C) NASDAQ Securities with a market value greater than or equal to $10.00 a share, (d) debt issues of the United States government or any of its agencies,
                  (E) debt issues with a Moody's Investors Service, Inc. rating of no less than Baa and/or a Standard & Poor's Rating Service rating of no less than BBB, (F) preferred stocks with a Standard & Poor's Rating Service or Moody's Investors Service, Inc. rating of A or higher, in each case which are recorded on the Borrower's books and records as belonging to the Fund, which are held by the Custodian and (G) other assets of the Fund which are expressly approved in writing by the Bank on its sole discretion.

      6. Sections 2(a) and 2(c) of the Agreement shall be amended and restated to read as follows:

                  (a) Loans. Subject to the terms and conditions set forth
            herein, and subject to the satisfaction of the conditions set forth in Section 6 hereof, the Bank may, in its sole discretion, lend and/or relend to the Borrower for the account and benefit of the Fund, during the period from the Effective Date to the earlier of
            (i) the maturity Date or Dates, or (ii) the date of the occurrence of an Event of Default, unless waived by the Bank, such amounts as the Borrower may from time to time request (each individually a "Loan" and collectively, the "Loans") up to an aggregate principal amount outstanding at any time not to exceed the amount of the Available Facility. The proceeds of Loans may be used by the Fund for any purpose permitted under the Fund Statement and the Prospectus.

                        This Agreement does not establish a commitment or
            obligation of the Bank to lend money to the Borrower. The decision of whether or not to make any Loan shall be made by the Bank in its sole and absolute discretion. It is contemplated by both parties hereto that this facility shall consist of (a) an initial term Loan due in twenty (20) business days, as to which the Bank may but is not obligated to relend prepaid amounts up to the Available Facility during such term, followed by (b) additional term Loans up to the Available Facility with identical 20-business day terms.

                                      o o o

                  (c) Loan Requests. The Borrower shall notify, by written
            notice in the form attached hereto as Exhibit D (each such notice, a "Loan Request"), such person at the Bank as the Bank may, from time to time, instruct the Borrower, by 2:00 p.m. (Eastern Time) on each day on which the Borrower desires to obtain a Loan hereunder, which day must be a Business Day, specifying the amount of the Loan desired. Notwithstanding the foregoing sentence, the Borrower may verbally request a Loan hereunder, whether up to the initial Maturity Date or for a new Maturity Date, provided that the Borrower shall, on the same day, send the Bank by telecopy a follow-up Loan Request in respect thereof. In no event shall the Borrower request any loan which, if advanced, would cause the aggregate principal amount of the Loans outstanding to exceed the Available Facility. Each verbal request for a Loan hereunder shall be deemed to include, and each written request shall include, a representation that all of the representations and warranties made by the Borrower in the Loan Documents are and will be, after giving effect to the requested Loan, true and complete, that all the conditions precedent to such Loan as set forth in Section 6 hereof have been satisfied, and that the proceeds of the Loan will not be used for any purpose that is not permitted under the Fund Statement and the Prospectus. Each advance of Loan proceeds hereunder shall be in a minimum amount of $1,000.00.

As a condition to the effectiveness of the Third Amendment, the Borrower shall deliver to the Bank a duly and validly executed revolving promissory note (the "Amended Note") substantially in the form of Exhibit A hereto. The Amended Note shall replace and restate the Note referenced in the Agreement.

Except as modified above, all other representations, warranties, covenants, terms, and conditions set forth in the Loan Agreement shall remain in full force and effect. Capitalized terms used herein shall have the same meanings as defined in the Loan Agreement. By signing below, you hereby certify ad confirm that no Default or Event of Default (as defined in the Loan Agreement) has occurred and is continuing, nor will the execution of this Third Amendment cause such a Default or Event of Default to occur.

If the above terms represent our understanding, please indicate your agreement by signing below and returning one copy of the Third Amendment along with the promissory note to me.

Sincerely,

Shelly L. Allen
Assistant Vice President

Accepted effective as of this 15th day of November, 2006.

Borrower: Thompson Plumb Funds, Inc.


By:
    ------------------------------
Name: John W. Thompson
Title: Chief Executive Officer

                                    EXHIBIT A

                             AMENDED PROMISSORY NOTE

$1,000,000                                                      Cincinnati, Ohio
                                                               November 15, 2006

            Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Borrower"), for value received, hereby promises to pay to the order of U.S. BANK N.A. (the "Bank"), or its successors or assigns, on or before November 15, 2007 or such earlier date specified in the Loan Agreement as the Maturity Date (the "Maturity Date"), the principal sum of One Million Dollars ($1,000,000.00), or such portion thereof as may be outstanding from time to time as a Loan under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.

            This Amended Note is the "Note" to which reference is made in the Loan Agreement originally dated as of October 1, 2004 with respect to the Thompson Plumb Bond Fund (the "Fund") between the Borrower and the Bank (as amended, supplemented or otherwise modified as of even date herewith and from time to time in the future, the "Loan Agreement") and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrower under the Loan Agreement and evidenced by this Note (the "Loans").

            This Note shall bear interest at a rate per annum equal to Prime, which interest shall be payable to the Bank (i) monthly, in arrears, commencing on December 1, 2006 and on the first day of each month thereafter, (ii) whenever all or any part of the Loans are due and payable, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount so due and payable) and (iii) whenever the Borrower repays all of the Loans as a voluntary prepayment. Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

            As used herein, the term "Prime Rate" shall mean the rate which the Bank announces as its prime lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

            The principal of this Note is subject to mandatory prepayments, as follows: (i) if the aggregate principal amount of the Loans outstanding exceeds the Available Facility at any time, such excess shall be immediately due and payable and (ii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise. This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to, or greater than, $1,000.00 or, if less, the outstanding balance of this Note.

            If any payment is not made within ten (10) days after the date due, the Borrower shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

            An "Event of Default" as described in the Loan Agreement shall constitute an Event of Default hereunder. Upon the occurrence of an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity. At the option of the Bank, upon the occurrence and during the continuance of any Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

            All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH-W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing. The Borrower authorizes the Bank to charge any account, in the name of the Fund, or charge or increase any loan balance of the Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder. The Bank is further authorized by the Borrower to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

            If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

            IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.

            Without limitation on the ability of the Bank to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrower and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note. The interest rate and all other terms of this Note negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

            Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.

            Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for Borrower in any action upon or in connection with this Agreement at any time after the Loans and/or other obligations of Borrower evidenced hereby become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waives the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against Borrower in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waives and releases all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower hereunder may also be counsel to the Bank and/or the Bank's affiliates, and the Borrower hereby further waives any conflict of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of this Agreement and/or any and all collateral and security for the Loans and obligations.

            WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

                                        Thompson Plumb Funds, Inc.


                                        By:
                                            ------------------------------------
                                        Name: John W. Thompson
                                        Title: Chief Executive Officer